EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-261700, 333-261110, 333-237698, 333-209807, 333-173143) on Form S-8 of Minim, Inc. of our report dated March 31 2022, except for Note 2 as to which the date is August 19, 2022, relating to the consolidated financial statements of Minim, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K/A of Minim, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, MA
August 19, 2022